Exhibit 10.17

Execution Copy

SEVENTH AMENDMENT TO CREDIT AGREEMENT

This SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), made and entered into as of March 29, 2003, is by and between Marten Transport, Ltd., a Delaware corporation (the “Borrower”), the banks which are signatories to the Credit Agreement described below (the “Banks”) and U.S. Bank National Association, a national banking association, as agent for the Banks (in such capacity, the “Agent”).

RECITALS

1.             The Agent, the Banks and the Borrower entered into a Credit Agreement dated as of October 30, 1998 as amended by a First Amendment dated as of January 3, 2000, a Second Amendment dated as of January 19, 2000, a Third Amendment dated as of April 5, 2000, a Fourth Amendment dated as of May 31, 2000, a Fifth Amendment dated as of December 6, 2000 and a Sixth Amendment dated as of January 14, 2002 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”); and

2.             The Borrower desires to amend certain provisions of the Credit Agreement, and the Agent and the Banks have agreed to make such amendments, subject to the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

Section 1.         Capitalized Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context shall otherwise require.

Section 2.         Amendments.  The Credit Agreement is hereby amended as follows:

2.1          Definitions.

(a)           Section 1.1 of the Credit Agreement is amended by adding the definitions of “Applicable Commitment Fee Percentage”, “Applicable Letter of Credit Fee Percentage”, “Fixed Charge Coverage Ratio” and “Third Fee Letter” in the correct alphabetical order to read as follows:

“Applicable Commitment Fee Percentage”:  Subject to the last sentence of this definition, with respect to the period beginning five days after the financial statements and compliance certificate required by Sections 5.1(c) and (d) are delivered with respect to any fiscal quarter and ending on the day five days after the date such financial statements and compliance certificate for the next fiscal quarter are actually delivered, the percentage specified as the Applicable Commitment Fee Percentage based on the Cash Flow Leverage Ratio calculated as of the end of the fiscal quarter for which such statements were delivered:

Cash Flow Leverage Ratio	Applicable Commitment Fee Percentage
>1.75	0.375%
<1.75	0.250%

During the period beginning on the date five days after the financial statements and compliance certificate for a fiscal quarter are required to be delivered pursuant to Sections 5.1(c) and (d) but are not delivered and ending five days after the date such financial statements are delivered, the Applicable Commitment Fee Percentage shall be as specified for a Cash Flow Leverage Ratio greater than 1.75.

“Applicable Letter of Credit Fee Percentage”:  Subject to the last sentence of this definition, with respect to the period beginning five days after the financial statements and compliance certificate required by Sections 5.1(c) and (d) are delivered with respect to any fiscal quarter and ending on the day five days after the date such financial statements and compliance certificate for the next fiscal quarter are actually delivered, the percentage specified as the Applicable Letter of Credit Fee Percentage based on the Cash Flow Leverage Ratio calculated as of the end of the fiscal quarter for which such statements were delivered:

Cash Flow Leverage Ratio	Applicable Letter of Credit Fee Percentage
> 2.25	2.25%
>2.00 and <2.25	2.00%
>1.75 and <2.00	1.75%
>1.50 and <1.75	1.50%
>1.25 and <1.50	1.25%
<1.25	1.00%

During the period beginning on the date five days after the financial statements and compliance certificate for a fiscal quarter are required to be delivered pursuant to Sections 5.1(c) and (d) but are not delivered and ending five days after the date such financial statements are delivered, the Applicable Letter of Credit Fee Percentage shall be as specified for a Cash Flow Leverage Ratio greater than 2.25.

“Fixed Charge Coverage Ratio”:  For any period of determination, the ratio of

(a)           EBITDAR minus the sum of (i) any Restricted Payments, (ii) 25% of Capital Expenditures (net of value received for trade-ins), and (iii) tax expenses of the Borrower and the Subsidiaries paid in cash, to

(b)           the sum of (i) Interest Expense, (ii) transportation equipment operating lease expense and (iii) an amount equal to one-sixth of Total Liabilities bearing interest,

in each case determined for said period on a consolidated basis in accordance with GAAP.

“Third Fee Letter”:  The confidential letter, dated as of March 29, 2003, from the Agent to the Borrower.

(b)           The definitions of “Applicable Margin”, “Cash Flow Leverage Ratio” and “Required Banks” contained in Section 1.1 of the Credit Agreement is amended in their entireties to read as follows:

“Applicable Margin”: Subject to the last sentence of this definition, with respect to the period beginning five days after the financial statements and compliance certificate required by Sections 5.1(c) and (d) are delivered with respect to any fiscal quarter and ending on the day five days after the date such financial statements and compliance certificate for the next fiscal quarter are actually delivered, the percentage specified as applicable to Prime Rate Advances or Eurodollar Rate Advances, based on the Cash Flow Leverage Ratio calculated as of the end of the fiscal quarter for which such financial statements were delivered:

Cash Flow Leverage Ratio	Eurodollar Rate Advances	Prime Rate Advances
> 2.25	2.25%	1.25%
>2.00 and <2.25	2.00%	1.00%
>1.75 and <2.00	1.75%	0.75%
>1.50 and <1.75	1.50%	0.50%
>1.25 and <1.50	1.25%	0.25%
<1.25	1.00%	0.00%

During the period beginning on the date five days after the financial statements and compliance certificate for a fiscal quarter are required to be delivered pursuant to Sections 5.1(c) and (d) but are not delivered and ending five days after the date such financial statements are delivered, the Applicable Margin shall be as specified for a Cash Flow Leverage Ratio greater than 2.25.

“Cash Flow Leverage Ratio”:  For any period of determination, the ratio of

(a)           the sum (without duplication) of (i) the aggregate principal amount of all outstanding Capitalized Lease Obligations of the Borrower and the Subsidiaries, (ii) that portion of Total Liabilities bearing interest determined as of the last day of that period, (iii) the stated amount of all Letters of Credit as of the last day of that period, plus (iv) an amount equal to six times transportation equipment operating lease expense for such period, to

(b)           EBITDAR determined for said period on a consolidated basis in accordance with GAAP.

“Required Banks”: At any time, Banks holding 100% of the aggregate unpaid principal amount of the Revolving Notes or, if no Revolving Loans are at the time outstanding hereunder, Banks holding 100%% of the Aggregate Revolving Commitment Amounts.

2.2          Interest.  Section 2.5 of the Credit Agreement is amended in its entirety to read as follows:

2.5(b)      Subject to paragraph (c) below, each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (i) the Prime Rate, plus (ii) the Applicable Margin.

2.3          Revolving Commitment Fee.  Section 2.15 of the Credit Agreement is amended in its entirety to read as follows:

Section 2.15           Revolving Commitment Fee.  The Borrower shall pay to the Agent for the account of each Bank fees (the “Revolving Commitment Fees”) in an amount determined by applying the Applicable Commitment Fee Percentage to the average daily Unused Revolving Commitment of such Bank for the period from the Closing Date to the Termination Date.  Such Revolving Commitment Fees are payable in arrears monthly on the last day of each fiscal quarter and on the Termination Date.

2.4          Letter of Credit and Administrative Fee.  Section 2.16 of the Credit Agreement is amended in its entirety to read as follows:

Section 2.16           Letter of Credit Fees and Administrative Fees.  For each Letter of Credit issued, the Borrower shall pay to the Agent for the account of the Banks, in advance payable on the date of issuance, a fee (a “Letter of Credit Fee”) in an amount determined by applying the Applicable Letter of Credit Fee Percentage to the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit.  In addition to the Letter of Credit Fee, the Borrower shall pay to the Agent, on demand, all issuance, amendment, drawing and other fees regularly charged by the Agent to its letter of credit customers and all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit, and a fronting fee for each Letter of Credit issued equal to 10 basis points of the stated amount of the Letter of Credit as of the date of issuance.

2.5          Revolving Commitment Ending Date.  Section 2.19 of the Credit Agreement is amended in its entirety to read as follows:

Section 2.19           Revolving Commitment Ending Date.  The “Revolving Commitment Ending Date” is April 1, 2006.

2.6          Compliance Certificates.  Section 5.1(d) of the Credit Agreement is amended in its entirety to read as follows:

5.1(d)      As soon as practicable and in any event within (a) 45 days after the end of each of the first three fiscal quarters of each fiscal year and (b) 90 days after the end of the last fiscal quarter of each fiscal year, a Compliance Certificate in the form attached hereto as Exhibit 5.1(d) signed by the chief financial officer of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.16, 6.17 and 6.18, as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

2.7          Tangible Net Worth.  Section 6.16 of the Credit Agreement is amended in its entirety to read as follows:

Section 6.16           Tangible Net Worth.  The Borrower will not permit its Tangible Net Worth to be less than $75,000,000 at any time during the fiscal quarter ending December 31, 2002, which $75,000,000 shall be cumulatively increased at the beginning of each fiscal quarter thereafter by an amount equal to 75% of the consolidated net income of the Borrower (if a positive number) as shown on its income statement for the immediately preceding fiscal quarter. (No adjustments shall be made for net losses.)

2.8          Fixed Charge Coverage Ratio.  Section 6.17 of the Credit Agreement is amended in its entirety to read as follows:

Section 6.17           Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, for the four consecutive fiscal quarters ending on that date to be less than 1.75 to 1.0.

2.9          Cash Flow Leverage Ratio.  Section 6.18 of the Credit Agreement is amended in its entirety to read as follows:

Section 6.18           Cash Flow Leverage Ratio.  The Borrower will not permit the Cash Flow Leverage Ratio, as of the last day of any fiscal quarter, for the four consecutive fiscal quarters ending on that date to be greater than 2.50 to 1.0.

2.10        Schedule I.  Schedule I to the Credit Agreement is hereby amended in its entirety to read as set forth in Schedule I attached to this Amendment, which is made a part of the Credit Agreement as Schedule I thereto.

Section 3.         Effectiveness of Amendments.  The amendments contained in this Amendment shall become effective upon delivery by the Borrower of, and compliance by the Borrower with, the following:

3.1          This Amendment duly executed by the Borrower.

3.2          A copy of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Amendment certified as true and accurate by its Secretary or Assistant Secretary, along with a certification by such Secretary or Assistant Secretary (i) certifying that there has been no amendment to the Certificate of Incorporation or Bylaws of the Borrower since true and accurate copies of the same were delivered to the Agent with a certificate of the Secretary of the Borrower dated October 30, 1998, and (ii) identifying each officer of the Borrower authorized to execute this Amendment and any other instrument or agreement executed by the Borrower in connection with this Amendment  (collectively, the “Amendment Documents”), and certifying as to specimens of such officer’s signature and such  officer’s incumbency in such offices as such officer holds.

3.3          A copy of the Third Fee Letter, dated as of the date hereof, duly executed by the Borrower.

3.4          Certified copies of all documents evidencing any necessary corporate action, consent or governmental or regulatory approval (if any) with respect to this Amendment.

3.5          The Borrower shall have satisfied such other conditions as specified by the Agent and the Banks, including payment of all unpaid legal fees and expenses incurred by the Agent through the date of this Amendment in connection with the Credit Agreement and the Amendment Documents.

Section 4.         Representations, Warranties, Authority, No Adverse Claim.

4.1          Reassertion of Representations and Warranties, No Default.  The Borrower hereby represents that on and as of the date hereof and after giving effect to this Amendment (a) all of the representations and warranties contained in the Credit Agreement are true, correct and complete in all respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Credit Agreement, and (b) there will exist no Default or Event of Default under the Credit Agreement as amended by this Amendment on such date which has not been waived by the Banks.

4.2          Authority, No Conflict, No Consent Required. The Borrower represents and warrants that the Borrower has the power and legal right and authority to enter into the Amendment Documents and has duly authorized as appropriate the execution and delivery of the Amendment Documents and other agreements and documents executed and delivered by the Borrower in connection herewith or therewith by proper corporate action, and none of the Amendment Documents nor the agreements contained herein or therein contravenes or constitutes a default under any agreement, instrument or indenture to which the Borrower is a party or a signatory or a provision of the Borrower’s Certificate of Incorporation, Bylaws or any other agreement or requirement of law, or result in the imposition of any Lien on any of its property under any agreement binding on or applicable to the Borrower or any of its property except, if any, in favor of the Agent.  The Borrower represents and warrants that no consent, approval or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of the Amendment Documents or other agreements and documents executed and delivered by the Borrower in connection therewith or the performance of obligations of the Borrower therein described, except for those which the Borrower has obtained or provided and as to which the Borrower has delivered certified copies of documents evidencing each such action to the Agent.

4.3          No Adverse Claim. The Borrower warrants, acknowledges and agrees that no events have been taken place and no circumstances exist at the date hereof which would give the Borrower a basis to assert a defense, offset or counterclaim to any claim of the Agent or the Banks with respect to the Obligations.

Section 5.         Affirmation of Credit Agreement, Further References.  The Agent, the Banks and the Borrower each acknowledge and affirm that the Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Credit Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect.  All references in any document or instrument to the Credit Agreement are hereby amended and shall refer to the Credit Agreement as amended by this Amendment.   All of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Borrower under such documents and any and all other documents and agreements entered into with respect to the obligations under the Credit Agreement are incorporated herein by reference and are hereby ratified and affirmed in all respects by the Borrower.

Section 6.         Merger and Integration, Superseding Effect.  This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into this Amendment all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment, shall control with respect to the specific subjects hereof and thereof.

Section 7.         Severability.  Whenever possible, each provision of this Amendment and the other Amendment Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment, the other Amendment Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment, the other Amendment Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 8.         Successors.  The Amendment Documents shall be binding upon the Borrower, the Agent and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Banks and the successors and assigns of the Agent and the Banks.

Section 9.         Legal Expenses.  As provided in Section 9.2 of the Credit Agreement, the Borrower agrees to reimburse the Agent and the Banks, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorney’ fees and legal expenses of Dorsey & Whitney LLP, counsel for the Agent) incurred in connection with the Credit Agreement, including in connection with the negotiation, preparation and execution of the Amendment Documents and all other documents negotiated, prepared and executed in connection with the Amendment Documents, and in enforcing the obligations of the Borrower under the Amendment Documents, and to pay and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Amendment Documents, which obligations of the Borrower shall survive any termination of the Credit Agreement.

Section 10.       Headings.  The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 11.       Counterparts.  The Amendment Documents may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and either party to the Amendment Documents may execute any such agreement by executing a counterpart of such agreement.

Section 12.       Governing Law.  THE AMENDMENT DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS, THEIR HOLDING COMPANIES AND THEIR AFFILIATES.

[THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

BORROWER:
MARTEN TRANSPORT, LTD.

By:

Title:

Revolving Commitment Amount: $35,000,000	U.S. BANK NATIONAL ASSOCIATION, In its individual corporate capacity and as Agent

By:

Title:

Revolving Commitment Amount:	THE NORTHERN TRUST COMPANY
$10,000,000

By:

Title:

[Signature Page to Seventh Amendment to Credit Agreement]

S - 1

SCHEDULE I
TO THE CREDIT AGREEMENT

NAME AND NOTICE ADDRESS OF BANK	REVOLVING COMMITMENT AMOUNT

U.S. Bank National Association	$35,000,000
BC-MN-H03P
800 Nicollet Mall
Minneapolis, MN 55402
ATTN: Michael J. Reymann

The Northern Trust Company	$10,000,000
50 South LaSalle Street
Chicago, IL 60675
ATTN: John Canty